EXHIBIT 7

                                      PROXY

OLIMPIA S.P.A. (formerly Olimpia S.r.l.), with headquarters in Milan, Viale Sarca n. 222, paid capital of 115,398,175 Euros, tax identification number and registration number in the Book of Companies of Milan no. 03232190961, in the person of President DR. MARCO TRONCHETTI PROVERA, with legal residence for the position in Milan, Viale Sarca n. 222, authorized to hold the above position through a decision of the Board of Directors made on August 29, 2001, does hereby grant ING. LUCIANO GOBBI, born in Piacenza on February 20, 1953, tax identification number GBB LCN 53B20 G535V, with legal residence for the position in Milan, Viale Sarca 222, the following powers to be exercised with his signature alone:


1) To stipulate with all the specific clauses, to modify, dissolve, transfer, purchase, and terminate through withdrawal the following:

         - contracts granted and accepted for rental, acceptance, and leasing, filling out all the necessary documents related thereto, including the issuance of quittance, and to cancel the aforementioned contracts;

         - contracts for the purposes of the acquisition of services of any type;

         - contracts for checking accounts and for depositing sums of money or stock with companies, private individuals, credit institutions and post offices, both in Italy and abroad, also agreeing on the rate of interest;





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         -        contracts for the purpose of insurance policy guarantees;

         - contracts for the purposes of purchasing and transferring commercial credit policies and bank acceptances or other asset or liability transactions involving money markets for sums not greater than 1 million Euros.

2) To issue checks on checking accounts held by the company in banks and post offices in Italy and abroad, based on available liquidity or on credit issued, as long as it falls within the limits of the guarantees established; to make use of deposits in post office checking accounts; to sign payment agreements with banks.

3) To cash checks and endorse them for deposit; to withdraw sums of money at any public and private institution; to make use of the contents of safe deposit boxes.

4)       To take out, endorse, demand, and settle promissory notes.

5)       To request and transfer loans, allow extensions, and issue settlements.

6)       To cash dividends on stock held and to sign the respective documents.

7) To represent the Company in all its relations with Government Agencies and with any other public agency, both Italian and foreign, to sign requests, claims, and suits even relating to tax matters.

8) To sign communications sent to the National Commission for Corporations and Markets, Chambers of Commerce, Stock Markets, the Bank of Italy, the Italian Exchange Office, and to companies concerning obligations of the Company resulting from laws or regulations.





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9)       To sign all documents relating to the registration of automobiles.

10) To sign and present tax documents in general (including V.A.T.), to deal with the Financial Office in respect to taxes and fees imposed on the Company, to make transactions and agreements in the name of and on behalf of the Company.

11) To cash sums of money, commissions, treasury bills, money orders, checks, and loan documents of any type, security deposits, due to the Company for any reason from the Institute issuing them, from Deposit and Loan Institutions, from the Treasury of the Republic of Italy, the Regions, Provinces and Cities, the Italian Post Office [Poste Italiane S.p.A.], from any other public office, both Italian and foreign, and to free parties making payments from further responsibility by issuing receipts and settlement papers.

12) To make deposits in general and security deposits specifically or stock at the Institute of Deposits and Loans at the Provincial Offices of the Treasury, to receive settlements and deposit policies.

13) To perform any transaction involving shipping, acceptance at customs and picking up merchandise, papers, packages, bundles, and letters, even registered letters and insured letters at Customs Offices, the Italian Railroad [Le Ferrovie Italiane S.p.A.], shipping companies in general and the Italian Post Office [Poste Italiane S.p.A.], to sign documents, forms, and claims.



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14)      To represent the Company in any procedure involving bankruptcy, liquidation or extraordinary management, and to make declarations thereto; to make requests for credit; assist in satisfying creditors; to accept and reject proposals for settlement and requests for admission to procedures for receivership.

15) To represent the Company in financial audits, inspections, and verbal processes of analysis and proof and to sign the respective reports.


In exercising the powers granted to him, Ing. Luciano Gobbi must sign under the words "Olimpia S.p.A" and must type or stamp his first and last name after the signature.

This document shall be kept on file permanently with the documents of the Notary who authenticates his signature.











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